Exhibit 99.1

JOHN R. PESHKIN NAMED TO THE BOARD OF DIRECTORS OF STANDARD PACIFIC CORP.

Noted industry leader to offer extensive expertise in land development and homebuilding

(Irvine, CA, Mar. 1, 2012) – Today, Standard Pacific Corp. (NYSE:SPF) announced that John R. Peshkin has been appointed to its Board of Directors effective March 1, 2012.

One of the nation’s senior leaders in land development and homebuilding, Mr. Peshkin is Managing Principal and Founder of Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of high-quality residential properties. He is well known for having recognized and capitalized on the opportunities in the land market early on in the housing downturn.

“I am pleased that John has joined our Board of Directors and look forward to his leadership and counsel,” said Scott Stowell, Chief Executive Officer and President of Standard Pacific Homes. “His innovative perspective on market opportunities will be invaluable to us in our strategy of acquiring superior homesites as a platform for years of future growth.”

Prior to founding Vanguard Land, Mr. Peshkin was Chief Executive Officer of Starwood Land Ventures, LLC, a joint venture formed with Starwood Capital Group to invest in residential land in major growth markets across the U.S. and provide recapitalization solutions to homebuilding and land development companies. Mr. Peshkin began his career at Taylor Woodrow, with progressive roles over nearly 25 years, including six years as Chief Executive Officer of North American operations, with divisions spanning the continent.

About Standard Pacific Homes

Standard Pacific, one of the nation’s largest homebuilders, has built more than 115,000 homes during its 47-year history.  The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers.  Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada.  For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Contact:
Jeff McCall, EVP & CFO (949) 789-1655, jmccall@stanpac.com